Exhibit 2


                        RIGHT OF FIRST REFUSAL AGREEMENT

     THIS RIGHT OF FIRST REFUSAL AGREEMENT is made this 25th day of June, 1997 by and between GLENGATE APPAREL, INC., a New Jersey corporation (the "Company") and AMERICAN MARKETING INDUSTRIES INC., a Delaware corporation ("AMI").

                                   WITNESSETH:

     WHEREAS, AMI has agreed to purchase 2,500,000 shares of common stock in the Company (the "Shares") on the condition, among others, that the Company grant to AMI a right of first refusal to purchase shares of capital stock in the Company in future offerings made by the Company as provided herein; and

     WHEREAS, in order to induce AMI to subscribe for the Shares, the Company is willing to grant to AMI a right of first refusal as provided for herein.

     NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

          1. Term. This Agreement shall be effective as of the Closing Date, as that term is defined in Section 4 hereof, and shall remain in effect until the date that is five (5) years from the Closing Date, unless earlier terminated as provided herein (the "Term").

          2. Right of First Refusal.

               (a) In the event the Company shall offer for sale at any time during the Term shares of capital stock in the Company (except for (i) such shares of capital stock in the Company which have been available to any stock option plan or program of the Company or which are subject to a valid option (ii) such shares of capital stock being offered through a public offering or (iii) such shares of capital stock being offered to The Koffman Group, Inc. pursuant to its rights under a certain Capitalization Agreement between the Company and The Koffman Group, Inc.) (the "Offered Shares") by any means whatsoever pursuant to an offer to or from a bona fide third party to purchase such shares, the Company shall serve written notice upon AMI of the Company's desire to sell the Offered Shares, and identifying therein the name and address of the bona fide third party purchaser desiring to purchase the Offered Shares, the number of Offered Shares, the sales price and the terms and conditions of such sale, including the payment terms (the "Notice").

               (b) Upon its receipt of the Notice, AMI shall have the right but not the obligation to purchase all, but not less than all, of the Offered Shares on the same terms and conditions as offered to the bona fide third party purchaser. AMI's right to purchase the Offered Shares must be exercised within thirty (30)

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          days of its  receipt  of the  Notice.  In the  event AMI fails to exercise its right to purchase the Offered  Shares  within said thirty
          (30) day period, the Company may complete the sale of the Offered Shares to the third party bona fide purchaser, provided such sale is completed in accordance with the terms set forth in the Notice or on terms and conditions that are no less favorable then as set forth in the original offer disclosed to AMI in the Notice.

               (c) In the event AMI timely exercises its right to purchase the Offered Shares as provided in Section 2(b) above, but fails to tender to the Company the purchase price for the Offered Shares within ten
          (10) days of the date for closing specified in the Notice, or otherwise fails to purchase the Offered Shares, then AMI's right to purchase the Offered Shares shall terminate.

     3. Certificates for Offered Shares. Upon the timely exercise by AMI of its right to purchase the Offered Shares and the receipt by the Company of the purchase price therefor, the Company shall cause to be issued and delivered to AMI a certificate representing the Offered Shares on the form of certificate approved by the Company.

     4. Closing Date. This Agreement shall be effective as of the date AMI has purchased the Shares from the Company pursuant to the terms of that certain Stock Purchase and Option Agreement of even date herewith by and between the Company and AMI (the "Closing Date").

     5. Notices. Any notice required or permitted to be given hereunder shall be in writing, addressed as follows, and given by prepaid private courier or delivered or sent prepaid or by overnight express mail delivery, or sent by facsimile or other similar means of electronic communications and confirmed on the same or following day by prepaid First Class mail:

                  If to the Company:    GlenGate Apparel, Inc.
                                        207 Sheffield Street
                                        Mountainside, New Jersey 07092
                                        Attn: George J. Gatesy, President

                  With a copy to:       Graham, Curtin & Sheridan
                                        A Professional Association
                                        4 Headquarters Plaza
                                        P.O. Box 1991
                                        Morristown, New Jersey 07962-1991
                                        Attn:  Joseph M. Lamastra, Esq.

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

                  If to AMI:            American Marketing Industries Inc.
                                        10450 Holmes Road
                                        Kansas City, Missouri 64131
                                        Attn:  J.E. Jones

                  With a copy to:       Bryan Cave, LLP
                                        3500 One Kansas City Place
                                        1200 Main Street
                                        Kansas City, Missouri 64141-6914
                                        Attn: Herbert M. Kohn, Esq.

     6. Entire Agreement. This Agreement, constitutes the entire Agreement of the parties and supersedes any and all prior agreements and undertakings between the parties, whether written or oral, relating to the subject matter of this Agreement.

     7. Severability. This Agreement shall be deemed severable and the validity or unenforceability of any term or provision hereof shall not affect the validity or unenforceability of this Agreement as a whole or of any other term or provision hereof.

     8. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New Jersey without giving effect to the choice of law provisions thereof.

     9. Restriction on Assignment. AMI may not assign, sell or transfer this Agreement or any of its rights, duties or obligations hereunder, by operation of law or otherwise, without the prior written consent of Company, which consent shall not be unreasonably withheld by Company, except that AMI shall have the right, upon written notice to Company, to assign this Agreement to a corporation or affiliate under the same direction or control as AMI pursuant to an event described in Section 10 below; provided, however, that in such event AMI agrees to guarantee the performance and obligations of such corporation or affiliate under this Agreement.

     10. Change of Ownership. The assignment permitted pursuant to Section 9 above may only occur upon: (i) an assignment to an entity owned or controlled by AMI which was formed to own the Swingster business, (ii) the assignment is to a successor of all or substantially all of the Swingster or AMI business provided that Swingster or AMI as the case may be remains in substantially the same business it is as of the date hereof, (iii) the assignment is to an entity formed by the merger with or sale of Swingster or AMI to another party, provided that Swingster or AMI as the case may be remains in substantially the same business it is as of the date hereof, or (iv) the assignment is to a subsidiary or affiliate of a party described in (i), (ii), or (iii) above.

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     11. Captions.  The section headings  contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

     12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year first above written.

                                       GLENGATE APPAREL, INC.

                                       By: /s/ George Gatesy
                                           -------------------------------------
                                       Name:  George Gatesy
                                       Title: President


                                      AMERICAN MARKETING INDUSTRIES INC.

                                      By: /s/ James C. Willcox
                                          --------------------------------------
                                      Name:  James C. Willcox
                                      Title: President

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